Exhibit 99.1




        UNITED AIRLINES ANNOUNCES CHANGES TO COMMISSION STRUCTURE


FOR IMMEDIATE RELEASE
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     CHICAGO, Sept. 18, 1997 -- As part of its ongoing effort to reduce costs, United Airlines is restructuring its travel agency commission rate for travel purchased in the United States, Puerto Rico, the U.S. Virgin

Islands and Canada.  The changes are effective at 12:01 a.m. (Central

Daylight Time) on Sept. 19, 1997.

     Tickets purchased in the United States and Puerto Rico for travel within the country will earn an 8 percent base commission rate with a maximum payment of $50 (U.S.) for each round-trip and

$25 (U.S.) for each one-way flight.

     In addition, tickets purchased in Canada for all flights between

Canada and the U.S. will earn an 8 percent base commission rate with a maximum payment of $70 (Canadian) for roundtrips and $35 (Canadian) for one-way flights.

     Tickets purchased in the United States and Canada to all

international destinations also will earn an 8 percent base

commission rate without any maximum payment amount.  This action largely corresponds with the 8 percent U.S. point of sale base commission rate currently offered by Delta Air Lines and American

Airlines in international markets.

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     This commission action by United will have no direct impact on the cost of tickets for consumers.

     "This new domestic and international commission structure reflects our larger objective of keeping all of our costs under control," says

United Airlines Chairman and Chief Executive Officer Gerald Greenwald.

"We anticipate that this action will result in savings of approximately

$80 to $100 million annually.  It will allow United to more effectively thrive in an increasingly competitive airline marketplace, and it will allow us to invest more in our product and service to travelers."

     Focusing on what travelers want, United's service investments and cost-cutting actions have included:

-    the introduction of more comfortable seats throughout the aircraft fleet;

-    improved meals in all classes of service;

-    expanded and enhanced airport facilities in cities such as

     Washington D.C. and Los Angeles;

-    cutting-edge technology such as the "Fast Air" airport processing system aimed at improving customer service;

-    the refurbishment of Red Carpet Clubs and First Class lounges;

-    an aggressive retire-and-replace aircraft strategy to lower maintenance expenses and enhance reliability;

-    the early repayment of debt in order to lower future interest expense.
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     "The quest to cut costs isn't a one-shot exercise - - it is a way of life at United," adds Greenwald.  "There is a new and more intense level of competitiveness that all airlines must now confront in the global marketplace.  Because of this, United continues to look for ways to survive and succeed by improving revenue and cutting costs in every aspect of our operation."

     As the largest air carrier in the world and the largest majority employee-owned company, United Airlines offers nearly 2,300 flights a day

to 136 destinations in 30 countries and two U.S. territories.   United

also is an industry innovator with breakthroughs such as E-Ticket Service,

United Connection, Self-Service Boarding Pass Machines, Shuttle by United,

and the introduction of the technologically advanced Boeing 777.



         United Airlines' Internet address is http://www.ual.com